Exhibit 10.1

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (the “Agreement”) is entered into as of this 26th day of January, 2007, by and between Devcon International Corp., a Florida corporation (the “Company”), and Stephen J. Ruzika (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Advisor has been employed by the Company pursuant to the terms of an Amended and Restated Employment Agreement, dated June 7, 2004 by and between the Company and the Advisor (the “Employment Agreement”); and

WHEREAS, the Company and the Advisor have mutually agreed that the Employment Agreement, including any rights and obligations set forth in Section 7 through 12 thereof, and the Advisor’s employment with the Company and its Affiliates (as defined below), shall terminate effective as of January 22, 2007 (the “Termination Date”); and

WHEREAS, the Company and the Advisor now wish to set forth in this Agreement all of their respective rights and obligations resulting from such termination of employment and the termination of the Employment Agreement.; and

WHEREAS, the parties hereto agree that Advisor in the future will provide pursuant to the terms hereof, Advisory Services to the Company and its Board of Directors as defined herein below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Payments Under Employment Agreement. The parties hereto expressly agree and acknowledge that other than (a) salary earned and reasonable expenses reimbursable under the Employment Agreement incurred through the Termination Date and (b) amounts set forth herein, no further compensation or benefits or other monies are owed to the Advisor by the Company arising out of the Employment Agreement, this Agreement or otherwise on account of his employment or termination of employment with the Company and its Affiliates. For purposes of this Agreement, the term “Affiliate” includes all of the Company’s direct and indirect subsidiaries and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.

2. Advisory Services. Subject to the oversight and review by the Company’s Board of Directors and its Chief Executive Officer, the Advisor hereby agrees to provide the Company with the following advisory services (the “Advisory Services”):

(a)	assisting the Company in obtaining financing relating to business operations and acquisitions and assisting with any subsequent negotiations with lenders;

(b)	helping the Company in developing advertising, promotional and marketing programs;

(c)	advising the Company with respect to securities matters as well as future acquisitions and dispositions;

(d)	assisting the Company in developing it’s capital markets strategies;

(e)	assisting the Company in developing tax planning strategies;

(f)	assisting the Company in formulating risk management policies; and

(g)	providing and assisting in such other services as may be reasonably requested by the Company.

3. Standard of Care. Advisor hereby covenants with the Company to:

(a)	perform or take (or cause to be performed or taken) his functions, responsibilities and duties hereunder in a professional, competent and efficient manner consistent with industry standards;

(b)	carry out his duties as Advisor fairly, honestly, in good faith and in the best interests of the Company;

(c)	exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in comparable circumstances; and

(d)	perform the Advisory Services to the satisfaction of the Company and give the Company full and prompt cooperation in the performance of all aspects of the Advisory Services.

4. Advisory Fee and Reimbursement of Costs.

(a)	Advisory Fee. From the date of this agreement and for the term hereof, the Company shall pay the Advisor an advisory fee in the aggregate amount of $10,416.67 per month (the “Monthly Advisory Fee”). The Company shall pay the Monthly Advisory Fee at times and in the manner that the Company regularly pays its officers, including via direct deposit into a bank account designated in writing by Advisor.

(b)	Time Limitations. Advisor shall not be obligated to devote in excess of 630 hours per annum to the services described hereunder, which hours shall be allocated 60 hours per month for the first three months after the date hereof and 50 hours per month each month thereafter. To the extent the Company desires Consultant provide the services described thereunder for time periods in excess of those described in this Section 4(b), the Company shall pay Consultant an additional fee at a rate of $200 per hour.

(c)	Reimbursement of Costs. The Advisor shall be reimbursed for all reasonable out-of-pocket costs, fees or expenses incurred, or expenditures made in connection with the performance by the Advisor of its duties hereunder. Except for the advisory fee and the reimbursement of such costs, fees and expenses pursuant to this Section 4, there shall be no fees or other sums paid to the Advisor for the services provided by Advisor during the term hereof.

(d)	Continuation of Health Benefits and other Benefits. Until the expiration of the term of this Agreement (as set forth in Section 7(a)), to the extent permitted under the Company’s welfare benefit plans, the Company shall make available to Advisor the benefits generally provided by the Company to its employees, as the same may be modified from time to time. Upon the expiration of such term, the Advisor shall be entitled, at Advisor’s cost and expense, to continued coverage for himself and his family under the Company’s medical and dental insurance plan immediately following the Termination Date (the “COBRA Period”), if and to the extent that the Advisor elects such continued coverage pursuant to COBRA. The Company’s obligation to provide such coverage shall terminate upon the Advisor’s commencement of new employment and enrollment in his new employer’s plan.

(e)	Independent Contractor Status. The Advisor is an independent contractor. Nothing herein shall be deemed to create any form of partnership, principal-agent relationship, employer-employee relationship, or joint venture between the Company and the Advisor. It is expressly understood by the parties that the Advisor shall not have the authority to bind the Company, without the express written consent of the Board of Directors of the Company.

5. Other Interests and Conflicts. The Advisor shall devote as much time to the Company as is reasonably necessary to fulfill the duties and obligations hereunder. Notwithstanding the foregoing, the parties recognize that nothing in this agreement is intended to preclude the Advisor from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, provided that such activities do not violate the covenants set forth in Section 8 hereof.

6. Representations and Warranties. The Advisor represents and warrants to the Company that (a) the Advisor is not party to or bound by any employment, non-compete, non-solicitation, nondisclosure, confidentiality or similar agreement with any other person that could adversely affect his ability to carry out the duties contemplated under this Agreement, and (b) this Agreement, when executed and delivered, shall constitute the valid and legally binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms.

7. Term and Termination.

(a)	Term. This Agreement shall commence as of the date hereof and shall continue for an initial term of one (1) year. At the end of the initial one-year period, this Agreement shall be automatically renewed on a month to month basis thereafter unless terminated by either party upon 60 (60) days notice.

(b)	Termination. This Agreement may be terminated at any time, upon the mutual written agreement of the parties hereto. In addition, either party may terminate this Agreement for cause in the event the other party materially breaches its duties and obligations under the terms of this Agreement or is in default of any of its obligations hereunder, which breach or default is incapable of cure, or if capable of being cured, has not been cured within thirty (30) days after receipt of written notice from the non-defaulting party or within such additional period of time as the non-defaulting party may authorize in writing. In order to determine whether the Manager has materially breached or is in default of any of its duties and obligations hereunder, a majority vote of the Audit Committee of the Board of Directors of the Company shall be required.

8. Restrictions.

(a)

Confidentiality. Advisor shall keep confidential, except as the Company may otherwise consent in writing, and not divulge, communicate, disclose use to the detriment of the Company or for the benefit of any other person or persons, misuse in any way, or make any use of except for the benefit of the Company, at any time either during the term of this Agreement or at any time thereafter, any Confidential Information (as defined herein). For purposes of this Agreement, “Confidential Information” means information disclosed to the Advisor or known by the Advisor as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Advisor) prior to or after the date hereof, and not generally or publicly known, about the Company or its business, including, without limitation, trade secrets, knowledge, data or other information of the Company relating to the products, processes, know how, technical data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and product pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates which Advisor may produce, obtain or otherwise learn of during the course of Advisor’s performance of services, including information expressly deemed to be confidential by the Company. Advisor shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of a duly authorized representative of the Company, except in connection with the discharge of his duties hereunder. The terms of this paragraph shall survive termination of this Agreement. Any Confidential Information or data now or hereafter acquired by the Advisor with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Advisor in confidence and as a fiduciary, and Advisor shall remain a fiduciary to the Company with respect to all of such information. Notwithstanding anything to the contrary herein, Advisor shall not have any obligation to keep confidential any information (and the term “Confidential Information” shall not be deemed to include any information) that (a) is generally available to the public through no fault or wrongful act of Advisor in breach of the terms hereof, (b) is disseminated by the Company or any of its Affiliates publicly without requiring confidentiality, (c) is required by law or regulation to be disclosed by Advisor, (d) is required to be disclosed by Advisor to any government agency or person to whom disclosure is required by judicial or administrative process, or (e) is within Advisor’s knowledge, experience and expertise in the Electronic Security Services industry that he possessed at the time of this Agreement; provided that such knowledge, experience and expertise shall not be used in violation of the restrictive covenants set forth in Section 8 hereof.

(b)	Return of Confidential Material. Upon the completion or other termination of Advisor’s services for the Company, Advisor shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, notes and books and data of any nature pertaining to any invention, trade secret or Confidential Information of the Company or to Advisor’s services, and Advisor will not take with him any description containing or pertaining to any Confidential Information, knowledge or data of the Company which Advisor may produce or obtain during the course of his services. The terms of this paragraph shall survive termination of this Agreement.

(c)	Competition. Advisor will not do any of the following, either directly or indirectly, during the period of time consisting of one year from the Termination Date but only to the extent the Company complies with its payment obligations hereunder (the “Applicable Non-Competition Period”), anywhere in the United States. In the event that Advisor improperly competes with the Company in violation of this Section, the period during which he engages in such competition shall not be counted in determining the Applicable Non-Competition Period:

(i)	For purposes of this Agreement, “Competitive Activity” shall mean any activity relating to, in respect of or in connection with, directly or indirectly, the electronic security services business.

(ii)	Advisor shall not, directly or indirectly, own any interest in, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by, any sole proprietorship, corporation, company, partnership, association, venture or business any company or any other business, entity, agency or organization (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in Competitive Activity; provided that such provision shall not apply to the Advisor’s ownership of securities of the Company or the acquisition by the Advisor, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Advisor does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

(iii)	Advisor shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, solicit or perform services in connection with any Competitive Activity for any prior or current customers of the Company;

(iv)	Advisor shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, solicit or attempt to solicit for employment or employ or attempt to employ any then current employees or former employees employed by the Company without the Company’s consent, as applicable, unless such employee or former employee has not been employed by the Company for a period in excess of six months; or

(v)	Advisor shall not make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of the Advisor’s duties under this Agreement.

(d)	Trade Secrets of Others. Advisor represents that his performance of all the terms of the Employment Agreement and under this Agreement did not, does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Advisor in confidence or in trust. Advisor will not enter into any agreement, either written or oral, which is in conflict with this Agreement.

(e)	Other Provisions Relating to Restrictive Covenants.

(i)	Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Advisor during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Advisor for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Advisor for hire for the Company, the Advisor agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Advisor may have in such Work Product. Upon the request of the Company, the Advisor shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

(ii)	Definition of Company. Solely for purposes of Section 8, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the Applicable Non-Competition Period and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the Applicable Non-Competition Period.

(iii)	Acknowledgment by the Advisor. The Advisor acknowledges and confirms that (a) the restrictive covenants contained in Section 8 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in Section 8 (including without limitation the length of the term of such provisions) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Advisor further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 8 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Advisor acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 8. The Advisor further acknowledges that the restrictions contained in this Section 8 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

(iv)	Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 8 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 8 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(v)

Extension of Time. If the Advisor shall be in violation of any provision of this Section 8, then each time limitation set forth in this Section 8 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 8 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Advisor.

(vi)	Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Advisor of any of the covenants contained in Section 8 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Advisor recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 8 of this Agreement by the Advisor or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

(h)	Survival. The provisions of this Section 8 shall survive the termination of the term of employment hereunder or expiration of the term of this Agreement.

9. Resignations. Upon execution of this Agreement, the Advisor hereby resigns all of his positions as an officer of the Company and as an officer and director, as applicable, of each of its Affiliates, effective on the Termination Date.

10. No Charges Filed. Advisor represents and warrants that he has not filed any claims or causes of action against the Company or any of its Affiliates, including but not limited to any charges of discrimination against the Company or its Affiliates, with any federal, state or local agency or court.

11. No Administrative Proceeding to be Filed. The Advisor agrees not to institute an administrative proceeding or lawsuit against the Company or any of its Affiliates, and represents and warrants that, to the best of his knowledge, no other person or entity has initiated or is authorized to initiate such administrative proceedings or lawsuit on his behalf. Furthermore, the Advisor agrees not to encourage any other person or suggest to any other person that he or she institute any legal action or claim against the Company or any of its Affiliates or any past or present shareholders, directors, officers or agents.

12. Non-Disparagement of Company or any of its Affiliates. The Advisor agrees not to make any disparaging or negative comment to any other person or entity regarding (a) the Company or any of its Affiliates, (b) any of the owners, directors, officers, shareholders, members, employees, attorneys or agents of the Company or any of its Affiliates, (c) the working conditions at the Company or any of its Affiliates, or (d) the circumstances surrounding the Advisor’s separation from the Company or any of its Affiliates. The Company agrees not to and agrees not to permit its Affiliates to make any disparaging or negative comment to any other person or entity regarding the Advisor or the circumstances surrounding the Advisor’s separation from the Company or any of its Affiliates.

13. Duty of Cooperation. The Advisor agrees to cooperate with the Company and its attorneys in connection with any threatened or pending litigation against the Company or any of its Affiliates. The Advisor agrees to make himself available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters. The Company shall reimburse the Advisor for his reasonable out-of-pocket expenses for such activities. The Advisor agrees to cooperate fully in effecting an orderly transition with regard to the termination of the Advisor’s employment and the transition of his duties to other employees of the Company and its Affiliates.

14. Mutual General Releases.

(a) Release by Advisor. The Advisor, his personal representatives, heirs and assigns, first party, hereby releases, discharges and covenants not to sue the Company, its past and present shareholders, directors, officers, employees, partners and agents, subsidiary and affiliated entities and successors and assigns, second party, from and for any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which first party ever had, now has, or may have against second party, for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, including but not limited to any and all claims and causes of action arising out of or in connection with Advisor’s employment with Company, any and all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Retirement Income Security Act (“ERISA”) and any other federal, state or local anti-discrimination law, statute or ordinance, and any lawsuit founded in tort, contract (oral, written or implied) or any other common law or equitable basis of action, but excluding any obligations of the Company under that certain Indemnification Agreement, dated July 30, 2004, by and between the Company and Stephen J. Ruzika and any indemnification agreement by and between the Company and the Advisor (collectively, the “Indemnification Agreements”).

(b) Release by Company. The Company, its past and present shareholders, directors, officers, employees, partners and agents, subsidiary and affiliated entities, and successors and assigns, first party, hereby releases, discharges, and covenants not to sue the Advisor, his personal representatives, heirs and assigns, second party, from and for any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges or causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which first party ever had, now has, or may have against second party, for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, including any lawsuit founded in tort, contract (oral, written or implied) or any other common law on equitable basis of action, but excluding any obligations of the Advisor under this Agreement and any actions of Advisor for which he is not indemnified under the Indemnification Agreements. The release of Advisor contained herein does not apply to any fraudulent or unlawful activities of Advisor.

15. Indemnification. The Company will protect, indemnify and hold harmless the Advisor against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from the Advisor’s provision of the services described herein except to the extent resulting from the Advisor’s negligence or willful misconduct. The Advisor will indemnify and hold the Company harmless against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from the Advisor’s provision of the services described herein to the extent resulting from the Advisor’s negligence or willful misconduct.

16. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given if sent by registered or certified mail, first class postage prepaid, return receipt requested, to the address of such parties set forth below or such other future address as may be specified by any party by notice to all of the other parties. Such communications may also be given by personal delivery, by facsimile or by regular mail, but shall be effective only if and when actually received.

If to the Company, at:

Devcon International Corp.

Attn: CEO

595 South Federal Highway

Suite 500

Boca Raton, Florida 33432

Fax Number: (561) 955-7333

If to Advisor, at:

Stephen J. Ruzika

336 Key Palm Road

Boca Raton, Florida 33432

17. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon execution and delivery of a written agreement executed by the parties hereto.

18. Miscellaneous.

(a)

Disputes. Any dispute, controversy or claim arising between the Advisor and the Company arising out of or relating to this Agreement, including, without limitation, any question regarding the Monthly Management Fee, or the existence, validity, termination, interpretation of any term hereof or either party’s performance obligations hereunder shall be finally settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration

Association (“AAA”) in effect at the time of the arbitration (the “Arbitration Rules”). The AAA shall be the appointing authority and responsible for administering any arbitration hereunder in accordance with the Arbitration Rules. The place of arbitration shall be in Broward County, Florida. The language of the arbitration shall be English. The arbitration shall be conducted by a single arbitrator who shall be a professional, legal or otherwise but shall not be, or have previously been, associated with any party to this Agreement (the “Arbitrator”). The arbitral award shall be final, binding and non-appealable. Any award rendered by the Arbitrator may be confirmed, judgment upon any award rendered may be entered and such award or the judgment thereon may be enforced or executed upon, by any court having jurisdiction over any of the parties or their respective assets. The Arbitrator’s award must be reasoned and issued in writing within thirty (30) days of the hearing, unless otherwise agreed to by the Manager and the Company. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(b)	Binding Effect and Assignment. The provisions hereof shall be binding upon, inure to the benefit of and shall be enforceable by the parties and their respective heirs, personal representatives, successors and permitted assigns. This Agreement may not be assigned without the prior written consent of the parties hereto.

(c)	Entire Agreement. This Agreement and the additional documents referenced herein merge all prior negotiations and agreements between the parties relating to the subject matter hereof and constitute the entire agreement between the parties relating to such subject matter. No prior or contemporaneous agreements, except as specified herein, written or oral, relating to such subject matter shall be binding.

(d)	Further Assurances. Each party hereto specifically covenants and agrees that it will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the provisions of this Agreement.

(e)	Counterparts. This Agreement may be executed simultaneously in multiple counterparts (including via facsimile transmission), all of which together shall constitute one and the same instrument.

(f)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.

(g)	Right to Consult with Counsel; No Drafting Party. The Advisor acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing and that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company. The Advisor acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

(h)	Right of Rescission. The Advisor acknowledges and agrees that he has seven days from the date of the execution of this Agreement by all parties hereto within which to rescind this Agreement by providing notice in writing to the Company as provided herein, and that the Agreement is not effective until such seven days have expired without such notice being provided. The Advisor further acknowledges that by this Agreement he is receiving consideration in addition to that to which he is already entitled. The Advisor further acknowledges that this Agreement and the release contained herein satisfy all of the requirements for an effective release by the Advisor of all age discrimination claims under ADEA.

(i)	Relevant Approvals. This Agreement is subject to approvals in relevant part of the Company’s Compensation Committee and Audit Committee.

(j)	Return of Books, Records, Accounts, Credit Cards and Equipment. The Advisor hereby acknowledges and agrees that all books, records, accounts, credit cards and equipment relating in any manner to the business of the Company and/or its Affiliates, whether prepared by the Advisor or otherwise coming into the Advisor’s possession, except the computer and computer support equipment that Advisor is currently using are the exclusive property of the Company and shall be returned to the Company upon the Termination Date. The Advisor may retain such computer and computer support equipment, provided that the Advisor must allow the Company to remove all Company Information, data and files within five (5) days from the date hereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Management Services Agreement to be signed by it’s duly authorized officer as of the date first written above.

DEVCON INTERNATIONAL CORP.

By:	/s/ Richard C. Rochon
Name:	Richard C. Rochon
Title:	Acting Chief Executive Officer

STEPHEN J. RUZIKA

By:	/s/ Stephen J. Ruzika

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